WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 5

                               FIRST AMENDMENT TO

                        AGREEMENT OF LIMITED PARTNERSHIP



         The AGREEMENT OF LIMITED PARTNERSHIP of WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 5 dated as of March 3, 1997 among WNC & Associates, Inc., as General Partner, John B. Lester, Jr., as Initial Limited Partner, and those Persons admitted to the Partnership as Additional Limited Partners, is hereby amended by the General Partner pursuant to the power granted it in Section
12.1.2 of such Partnership Agreement as follows:

1. Section 4.3.1 thereof shall be amended to read in its entirety as follows:

         4.3.1. Unless Section 4.3.3 applies, if there is an aggregate Loss remaining, such remaining aggregate Loss shall be allocated:

         (i) First, to the extent of the positive Capital Account balances of the Partners, in such manner and amount as is necessary to cause such balances, as so adjusted, to be in the ratio of 99.9% to the Limited Partners and 0.1% to the General Partner until such balances are reduced to zero;

         (ii) Second, to the extent of the excess of Partnership Minimum Gain over the aggregate negative Capital Account balances of the Partners with such balances, to the General Partner and the Limited Partners in such manner and amount as is necessary to cause their negative Capital Account balances, as so adjusted, to be in the ratio of 99.9% to the Limited Partners and 0.1% to the General Partner; and

         (iii) Third, to the General Partner.

2. Section 4.3.2 thereof shall be amended to read in its entirety as follows:


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         4.3.2.            Unless Section 4.3.3 applies, if there is an
aggregate Profit remaining, such remaining aggregate Profit shall be allocated:

         (i) First, in the event that the Limited Partners have an aggregate positive Capital Account balance and the General Partner has a negative Capital Account balance or vice versa, to the class of Partners with and to the extent of such negative balances;

         (ii) Second, to the extent of the aggregate negative Capital Account balances of the Partners, to the Limited Partners and the General Partner in such manner and amount as is necessary to cause the negative Capital Account balances of such Partners, as so adjusted, to be in the ratio of 99.9% to the Limited Partners and 0.1% to the General Partner; and

         (iii) Third, to the Limited Partners to the extent that their positive Capital Account balances are less than their Adjusted Capital Contributions.

3. Section 4.4.1(i) thereof shall be amended to read in its entirety as follows:

         4.4.1.(i) The provisions of this Agreement related to the maintenance of Capital Accounts, the allocation of Profits and Losses for Tax Purposes and Tax Credits and the distribution of cash and property to the Partners are intended to comply with the requirements of Treasury Regulation Section 1.704-1(b) by causing the amount of such Profits and Losses for Tax Purposes to be allocated among the Partners' Capital Accounts so that the amount in their Capital Accounts as of the end of each fiscal year of the Partnership is equal to the Partners' Deemed Liquidation Distributions. Where there would be no Deemed Liquidation Distribution to the Partners, such provisions are intended to comply with the above-referenced Treasury Regulations by (a) limiting the maximum negative balance in the Capital Accounts of the Limited Partners, as a class, to an amount not in excess of their aggregate share (determined in accordance with Treasury Regulation Section 1.704-2(g)) of Partnership Minimum Gain, (b) allocating the Partnership's aggregate Nonrecourse Deductions to cause the negative Capital Account balances of the Limited Partners, as a class, and the General Partner to be in the ratio of 99.9% to the Limited Partners and 0.1% to the General Partner, and (c) allocating to the Partners an amount of gross income or gain of the Partnership to the extent necessary to cause the Partnership to comply with clauses (a) and (b) of this sentence at the end of each fiscal year of the Partnership. In addition, such provisions are intended to cause the amount distributable to each Partner in an actual distribution pursuant to Section 4.2.2 to equal the amount that would be distributable to each Partner if Section 4.2.1 rather

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than Section 4.2.2 applied to such distribution.

4. Section 4.4.3(ix) thereof shall be amended to read in its entirety as follows:

         (ix)  Except  as  otherwise  expressly  provided  herein,   Nonrecourse
Deductions shall be allocated 99.9% to the Limited Partners and 0.1% to the General Partner.

5. Section 4.5.1 thereof shall be amended to read in its entirety as follows:

         4.5.1. Except as provided in Section 4.5.2, in accordance with Treasury Regulation Section 1.704-1(b)(4)(ii), all expenditures giving rise to the allowance of any Tax Credits shall be allocated among the Partners in the manner in which the deductions arising from such expenditures are allocated among the Partners for the relevant taxable year, it being the intention of the Partners that such expenditures, including, without limitation, expenditures giving rise to the allowance of Low Income Housing Credits, be allocated 99.9% to the Limited Partners, as a class, and 0.1% to the General Partner.

         IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Partnership Agreement as of August 29, 1997.

                                     WNC & ASSOCIATES, INC.
                                     General Partner


                                     By:  /s/ JOHN B. LESTER, JR.
                                              John B. Lester, Jr.,
                                              President
















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